UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) June 25, 2009
NOVELIS INC.

(Exact name of registrant as specified in its charter)

Canada	001-32312	98-0442987

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

3399 Peachtree Road NE, Suite 1500, Atlanta, GA		30326

(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code (404) 814-4200
Not Applicable

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Novelis Long-Term Incentive Plan for Fiscal Years 2010 – 2013
     On June 25, 2009, the Board of Directors of Novelis Inc. (the “Company”) approved the Novelis Long-Term Incentive Plan for Fiscal Years 2010 – 2013 (the “LTIP”). The LTIP provides for a long-term incentive opportunity for the Company’s executive officers, other key managers, and certain high potential employees. The LTIP has been designed to provide a clear line of sight for participants to company performance as measured by the increase in the price of Hindalco shares. This design will promote the retention of key management and provide them with competitive remuneration, promote superior engagement and motivation, and align the personal financial interests of executives with the Company’s shareholders.
     The LTIP will be administered by the Human Resources team at the Novelis corporate office. Awards under the LTIP will consist of stock appreciation rights (“SARs”), with the value of one SAR equivalent to the increase in value of one Hindalco share. The SARs will vest 25% each year for four years, subject to performance criteria being fulfilled. The performance criterion will be based on Normalized Operating Earnings Before Interest, Taxes, Depreciation and Amortization (“Normalized Operating EBITDA”) performance for the Company each year. The vesting threshold will be 75% performance versus target each year, at which point 75% of SAR’s due that year, would vest. There would be a straight line vesting up to 100% of performance. After SARs have vested, the SARs can be exercised anytime during the seven year life of the LTIP by the employee. The upside so realized would be dependent on the stock price of Hindalco at the time of exercise; however the upside would be restricted to a maximum of 2.5 times the proportionate target opportunity if the SAR’s are exercised within one year of vesting. The maximum will be 3 times for SARs exercised more than one year after vesting.
     In the event a participant resigns, unvested SARs will lapse and vested SARs must be exercised within 90 days. If an employee retires more than one year from the date of grant, SARs will continue to vest and must be exercised no later than the third anniversary of retirement. In the event of death or disability, there will be immediate vesting of all SARs with one year to exercise. Upon a change in control, there would be immediate vesting and cash-out of SARs.
     The LTIP target amounts for our principal executive officer, principal financial officer, and our named executive officers will be determined on or before July 15, 2009. The target amounts will be provided in an amendment to this 8-K upon being finalized. A copy of the LTIP is attached hereto as Exhibit 10.1and is incorporated herein by reference.
Novelis Annual Incentive Plan for Fiscal Year 2010
     On June 25, 2009, the Board of Directors of the Company also approved the Novelis Annual Incentive Plan for Fiscal Year 2010 (the “AIP”) to provide short-term incentives for the period from April 1, 2009 to March 31, 2010. The performance benchmarks for the year are tied to four key components: (1) Normalized Operating EBITDA performance; (2) operating free cash flow performance; (3) satisfaction of certain Environment, Health and Safety (“EHS”) improvement targets, and (4) individual performance. The specific weightings among these three components are 40% for Normalized Operating EBITDA performance; 40% for operating free cash flow performance; 10% for EHS targets, and 10% for individual performance. For Messrs. Martens and Fisher, the incentive benchmarks are tied to company-wide performance. For the other named executive officers who are regional presidents, Messrs. Germain and Walpole, the incentive benchmarks are based 50% on the performance of the specific region for which they are responsible and 50% on the company-wide results.
     A threshold of 60% of the overall Normalized Operating EBITDA target is required to be met before any payouts will occur on overall or regional Normalized Operating EBITDA, operating free cash flow performance, or for any individual performance payouts. Only the EHS portion of AIP could be earned if this 60% threshold is not met. The potential payout attributable to Normalized Operating EBITDA could range from (1) 0% of target if fiscal 2010 performance does not exceed the performance threshold, (2) 100% of target if fiscal 2010 results meet the business plan target and (3) up to a maximum of 200% of target if fiscal 2010 results meet or exceed the high end business plan target. The potential payout attributable to operating free cash flow could range from (1) 0% of target if fiscal 2010 performance does not exceed the performance threshold, (2) 100% of target if fiscal 2010 results meet the business plan target and (3) up to 200% of target if fiscal 2010 results meet or exceed the high end business plan target. The potential payout attributable to EHS objectives also ranges from 0% to 200% of target and will be measured against continuous improvement targets for recordable cases and lost time injuries and illness as well as the completion of strategic EHS initiatives. The potential payout attributable to individual performance also ranges from 0% to 200% of target and will be measured against personal performance goals.
     If an executive retires during the course of the year, the executive will be eligible to receive a payout under the plan on a pro-rata basis. Such payout, if any, will be made at the time that it is done for all other employees. If an executive terminates as the result of a company initiated separation that is the result of a position elimination that is not performance related (for example, a layoff, plant closure, restructuring or sale), the employee will be eligible for prorated incentive consideration at the time that consideration is being given to all other employees. In the event of separation on account of resignation (initiated by the employee) or company initiated separation during the performance year, the concerned individual will not be entitled to any AIP for the year unless the separation occurs after the performance year, but before the timing of payout, in which case the executive shall be entitled to consideration at the time that consideration is being given to all other employees, subject to business and individual performance.
     The AIP target amounts for our principal executive officer, principal financial officer, and our named executive officers will be determined on or before July 15, 2009. The target amounts will be provided in an amendment to this 8-K upon being finalized. A copy of the AIP is attached hereto as Exhibit 10.2 and is incorporated herein by reference.
Change in Control Agreements
     On June 25, 2009, the Board of Directors of the Company also approved a form Change in Control Agreement (“CIC Agreement”) for the principal financial officer and the other named executive officers. The CIC Agreement will terminate upon the earlier of (i) June 15, 2011, unless a change in control event occurs on or before such date, or (ii) 24 months following the date of a change in control event. Pursuant to the CIC Agreement, the executives will be entitled to the following payments if the Company terminates their employment other than for cause, or if they resign for good reason, within 24 months after a change in control event:
(a) a lump sum cash amount equal to two times the sum of (1) their annual base salary plus (2) their target short term incentive opportunity for the fiscal year in which the change in control occurs; the lump sum cash amount will be reduced by the amount of severance payments, if any, paid or payable to them other than pursuant to the CIC Agreement to avoid duplication of payments; and
(b) other benefits described in the CIC Agreement for up to 12 months including a lump sum payment to assist them with post-employment medical continuation coverage, life insurance benefits, and retirement benefits.
     Additionally, the executive’s right to receive the compensation and benefits under the CIC Agreement shall be subject to the execution of a waiver of claims by the executive, a non-compete agreement and a non-solicitation agreement. Such payments shall not be made if their employment terminates because of death, disability, or retirement. A copy of the form CIC Agreement is attached hereto as Exhibit 10.3 and is incorporated herein by reference.
Severance Agreements
     On June 25, 2009, the Board of Directors of the Company also approved a form Severance Compensation Agreement (“Severance Agreement”) for the principal financial officer and the other named executive officers. Pursuant to the terms of the form Severance Agreement, the executives will be entitled to receive eighteen months annual base salary (less any other severance payments) as severance pay if they are terminated involuntarily except for cause, death, disability, or retirement. Other severance benefits described in the Severance Agreement include a twelve month lump sum payment to assist them with post-employment medical continuation coverage, as well as life insurance benefits and retirement benefits for up to 12 months.
     The Severance Agreement also contains a non-competition provision, prohibiting the executive from competing with the Company during their employment and for a period of 18 months thereafter. Additionally, the Severance Agreement contains a non-solicitation provision that limits the executives from soliciting (a) the Company’s customers and suppliers or (b) its employees during their employment and for a period of 18 months after separation. The Severance Agreement also contains a confidentiality provision whereby the executives agree not to disclose any confidential or trade secret information, except as required by law. A copy of the form Severance Agreement is attached hereto as Exhibit 10.4 and is incorporated herein by reference.

Retention Program
     On June 25, 2009, the Board of Directors of the Company also approved a retention program for the principal financial officer and the other named executive officers. Pursuant to the program, the level of retention opportunity is set at one-times the executive’s current base salary and will be paid over three years on July 1, 2010; July 1, 2011; and July 1, 2012. Should the executive terminate voluntarily or be terminated for cause prior to July 1, 2012, any amounts paid under this program would need to be repaid.
     Only half the retention opportunity will be paid in the form of annual cash payments. The remaining half of the opportunity will be paid in the form of phantom Hindalco Restricted Shares. On July 1, 2009, the participants will receive a grant of phantom Hindalco Restricted Shares with a current market value of 80% of the total cash opportunity. These phantom Hindalco Restricted Shares will vest on July 1, 2012 and the executive will have a one-time opportunity to receive cash for the phantom shares at a time of their choice between July 1, 2012 and June 30, 2013. The value of the shares at the time of the election would be the then current market price with an upside limit of twice the original value. The share opportunity will be denominated in US dollars.
     The following table presents the retention opportunities for our principal financial officer and our named executive officers.

Executive	Retention Opportunity
Steve Fisher	$405,000
Jean-Marc Germain	$292,500
Thomas Walpole, President Asia	$256,500
Agreement with Arnaud deWeert
     On June 26, 2009, the Company entered into a termination of employment agreement (the “Agreement”) with the Company’s former President, Novelis Europe, Arnaud deWeert, regarding the terms of his departure from the Company.
     Pursuant to the Agreement, the employment relationship will terminate on August 31, 2009. The Company will continue to pay Mr. deWeert’s base salary until the effective date of the termination. Additionally, the Company will pay a lump sum of 435,000 Euros with the September 2009 payroll as severance, an annual incentive plan payout for FY 2009 in the gross amount of 118,857 Euros, a lump sum payment of CHF 320,000 in full settlement of all of the claims that Mr. deWeert might have in connection with his employment and it’s termination including and claims that Mr. deWeert might have under any annual or long term incentive plan, and a lump sum payment of 30,000 Euros gross in full satisfaction of the Company’s obligation to pay for his family’s repatriation costs back to Belgium. The Company also agreed to release Mr. deWeert from all claims it may have against him.
     In exchange for these payments, Mr. deWeert agreed to: provide continued cooperation during his transition with any pending or future litigation, proceeding or hearing; not compete with the Company until the effective date of termination; not solicit the Company’s employees or customers for two years; maintain confidential information learned during his employment; and

release the Company from all claims he may have against the Company. A copy of the Agreement is attached hereto as Exhibit 10.5 and is incorporated herein by reference.

     Item 9.01 Financial Statements and Exhibits.
(d)	Exhibits

10.1	Novelis Long-Term Incentive Plan for Fiscal Years 2010 – 2013

10.2	Novelis Annual Incentive Plan for Fiscal Year 2010

10.3	Form Change in Control Agreement

10.4	Form Severance Agreement

10.5	Termination of Employment Agreement between Novelis AG and Arnaud deWeert, dated June 26, 2009

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NOVELIS INC.
Date: July 1, 2009	By:	/s/ Christopher M. Courts
Christopher M. Courts
Assistant General Counsel and Corporate Secretary

INDEX TO EXHIBITS

Exhibit
Number	Description

10.1	Novelis Long-Term Incentive Plan for Fiscal Years 2010 – 2013

10.2	Novelis Annual Incentive Plan for Fiscal Year 2010

10.3	Form Change in Control Agreement

10.4	Form Severance Agreement

10.5	Termination of Employment Agreement between Novelis AG and Arnaud deWeert, dated June 26, 2009